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                                                                       Exhibit 5



                                 SIDLEY & AUSTIN
                            One First National Plaza
                             Chicago, Illinois 60603


                                  May 24, 1994


CLARCOR Inc.
2323 Sixth Street
P.O. Box 7007
Rockford, Illinois 61125



          Re:  1,500,000 Shares of Common Stock, $1.00 par value
               and 666,000 Preferred Stock Purchase Rights
               -------------------------------------------------


Ladies and Gentlemen:

          We refer to the Registration Statement on Form S-8 (the "Registration Statement") being filed by CLARCOR Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of 1,500,000 shares of Common Stock, $1.00 par value, of the Company (the "Common Stock"), together with 666,000 Preferred Stock Purchase Rights of the Company (the "Rights") associated therewith (collectively, the "Registered Securities"), to be issued under the CLARCOR Inc. 1994 Incentive Plan (the "Plan"). The terms of the Rights are set forth in the Rights Agreement dated as of April 14, 1986, as amended on June 27, 1989 (the "Rights Agreement"), between the Company and The First National Bank of Chicago, as Rights Agent. The Registered Securities include up to 1,000,000 newly issued shares of Common Stock (the "New Common Stock") and 444,000 newly issued Rights (the "New Rights").

          We are familiar with the proceedings to date with respect to the proposed issuance of the New Common Stock and the New Rights under the Plan and have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion.

          Based on the foregoing, we are of the opinion that:

          1. The Company is duly incorporated and validly existing under the laws of the State of Delaware.

          2. Shares of the New Common Stock will be legally issued, fully paid and non-assessable when (i) the Registration Statement shall have become effective under the Securities Act;


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CLARCOR Inc.
May 24, 1994
Page 2



(ii) the Company's Board of Directors or a duly authorized committee thereof shall have duly adopted final resolutions authorizing the issuance and sale of such shares as contemplated by the Plan and (iii) certificates representing such shares shall have been duly executed, countersigned and registered and duly delivered upon payment of the agreed consideration therefor in accordance with the terms of the Plan.

          3. The New Rights will be legally issued when (i) the New Rights have been duly issued in accordance with the terms of the Rights Agreement and (ii) the associated shares of New Common Stock have been duly issued and paid for as set forth in paragraph 2.

          This opinion is limited to the General Corporation Law of the State of Delaware and the laws of the United States of America.

          We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement or related prospectus. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the related Rules promulgated by the Securities and Exchange Commission.



                                             Very truly yours,

                                             Sidley & Austin